Exhibit 99.1

News Release

Hecla Extends Date for Closing on Venezuelan Gold Property Sale

COEUR D’ALENE, Idaho—(BUSINESS WIRE)—June 27, 2008—Hecla Mining Company (NYSE:HL) has approved a revision to its agreement with Rusoro Mining Ltd. (Rusoro) to extend the date to July 8, 2008, for closing the transaction to sell its subsidiaries engaged in mining and exploring for gold in Venezuela to Rusoro for $25 million. The sale agreement was previously announced on June 19, 2008, with a closing date originally targeted for today, June 27, 2008. The date was extended to allow additional time to receive regulatory approval on the transaction.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common shares are traded on the New York Stock Exchange under the symbol HL.

Statements made which are not historical facts, such as anticipated payments or purchases are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

CONTACT: Hecla Mining Company

Vice President - Investor & Public Relations

Vicki Veltkamp, 208-769-4144

SOURCE: Hecla Mining Company